SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 18, 2017

One Horizon Group, Inc.

 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-10822	46-3561419
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

34 South Molton Street, London W1K 5RG, UK

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

+44(0)20 7409 5248

 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 22, 2017, One Horizon Group, Inc. (the “Company” or “we”, “us”), received a written notification from Nasdaq Listing Qualifications ("Nasdaq") notifying the Company that it fails to comply with Nasdaq's Marketplace Rule 5550(b)(1) because the Company's stockholders' equity as of June 30, 2017 fell below the required minimum of $2,500,000 and as of August 21, 2017 the Company does not meet the alternative compliance standards of market value of listed securities or net income from continuing operations for continued listing.

In accordance with Nasdaq's listing requirements, the Company has until October 6, 2017, 45 calendar days from the date of the notification, to submit a plan to regain compliance. If the plan is accepted, Nasdaq can grant the Company an extension of up to 180 calendar days from the date it received the notification to evidence compliance.

The Company intends to promptly evaluate various courses of action to regain compliance and to timely submit a plan to Nasdaq to regain compliance with the Nasdaq minimum stockholders' equity standard. However, there can be no assurance that the Company's plan will be accepted or that if it is, the Company will be able to regain compliance.

 Item 3.02 Unregistered Sales of Equity Securities

On August 18, 2017, Martin Ward, our Chief Financial Officer, accepted the offer to convert $662,048 due to him from the Company into 859,802 shares of common stock of the Company (the “Shares”). This represents a conversion price of $0.77 per share, the closing price of the Company’s common stock on August 14, 2017.

The issuance of the Shares was exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. We made this determination based upon the fact that Mr. Ward is not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: August 22, 2017	By:	/s/ Martin Ward
Martin Ward
Chief Financial Officer